Exhibit T3B-66

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

HIGH RISE MEDIA, LLC

THIS AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) of High Rise Media, LLC, a Colorado limited liability company (the “Company”), shall supersede and replace all previous operating agreements of the Company, and is made and entered into effective as of January 1, 2019 by TGS Global, LLC, a Colorado limited liability company, as its sole member (the “Member”); and together with any other person or entity that is hereafter admitted as a member in accordance with the terms and provisions hereof, but excluding any person that ceases to be a member pursuant to the provisions of this Agreement, the “Members”). On or around January 1, 2019, the previous sole Member of the Company, Beyond Worx Holdings, LLC, a Colorado limited liability company, transferred its entire membership interest in the Company to the Member.

The Member hereby (i) ratifies and in all respects confirms the formation of the Company pursuant to the Colorado Limited Liability Company Act, as amended (the “Act”) pursuant to the Articles of Organization filed with the Colorado Secretary of State on July 25, 2016, and (ii) hereby agrees as follows:

1. Name. The name of the limited liability company formed hereby is High Rise Media, LLC.

2. Purpose. The purpose of the Company shall be, directly or indirectly, through subsidiaries or affiliates, to engage in any lawful act or activity for which limited liability companies may be formed under the Act and engage in any and all activities necessary or incidental to the foregoing.

3. Principal Office. The principal office of the Company shall initially be located at 4100 East Arkansas Avenue, Denver, CO 80222.

4. Member. The name and the mailing address of the Member is as follows:

TGS Global, LLC

4100 East Arkansas Avenue

Denver, CO 80222

5. Manager. The Member hereby designates Eric Speidell and Kyle Speidell as the co-managers of the Company, each acting as a Co-Chief Executive Officer (CEO) (the Manager”). Any action that may be taken by the Manager shall require the consent of a majority of such co-managers. Any party serving as the Manager shall serve indefinitely but may resign at any time and may be removed at any time with or without cause by the Member.

6. Powers. The business and affairs of the Company shall be managed by the Manager. The Manager shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by a manager of a limited liability company under the laws of the State of Colorado. The Manager is hereby authorized, empowered, and directed in the name and on behalf of the Company to approve, execute, and deliver any and all agreements, certificates, or any other documents on behalf of the Company.

7. Officers. Officers of the Company may be appointed from time to time by the Manager. No officer need be a Member. Any officers so designated shall have such authority and perform such duties as the Manager may, from time to time, delegate to them. The Manager may assign titles to particular officers and, unless the Manager decides otherwise, if the title is one commonly used for officers of a Colorado corporation, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such officer by the Manager and subject to all standards of care and restrictions applicable to the officers of a Colorado corporation under applicable law. Each officer shall hold office until his or her successor is duly designated and qualified or until his or her death or until he or she resigns or is removed by the Manager with or without cause. Any number of offices may be held by the same person.

8. Exculpation. Neither the Member, nor any officer, Manager, or employee of the Company or of the Member, shall be liable, responsible, or accountable in damages or otherwise to the Company or the Member for any action taken or failure to act (even if such action or failure to act constituted the negligence of a person) on behalf of the Company within the scope of the authority conferred on the person described in this Agreement or by law unless such act or omission was performed or omitted fraudulently or constituted gross negligence or willful misconduct. To the extent that, at law or in equity, the Member or any officer, Manager, or employee of the Company or of the Member have duties (including fiduciary duties) and liabilities relating to the Company, the Member or any officer, Manager, or employee of the Company or of the Member acting under this Agreement shall not be liable to the Company or the Member for their reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of the Member or any officer, Manager, or employee of the Company or of the Member otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of the Member or any officer, Manager, or employee of the Company.

9. Indemnification.

(a) To the fullest extent permitted by law, the Member and the officers, Manager, and employees of the Company or of the Member or an affiliate thereof (individually, an “Indemnitee”) shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, judgments, liabilities, obligations, penalties, settlements, and reasonable expenses (including legal fees) arising from any and all claims, demands, actions, suits, or proceedings, civil, criminal, administrative, or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise, by reason of its status as (i) a Member of the Company, or (ii) an officer, Manager, or employee of the Company or of the Member or an affiliate thereof, regardless of whether the Indemnitee continues to be a Member of the Company, or an officer, Manager, director, or employee of the Member or an affiliate thereof at the time any such liability or expense is paid or incurred, unless the act or failure to act giving rise to indemnity hereunder was performed or omitted fraudulently or constituted gross negligence or willful misconduct.

(b) The Company may purchase and maintain insurance on behalf of the Member and such other persons as the Manager shall determine against any liability that may be asserted against or expense that may be incurred by such person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such person against such liability under the provisions of this Agreement.

(c) Expenses incurred by any Indemnitee in defending any claim with respect to which such Indemnitee may be entitled to indemnification by the Company hereunder (including without limitation reasonable attorneys’ fees and disbursements) shall, to the maximum extent permitted by law, be advanced by the Company prior to the final disposition of such claim, upon receipt of a written undertaking by or on behalf of such Indemnitee to repay the advanced amount of such expenses unless it is determined ultimately that the Indemnitee is entitled to indemnification by the Company under Section 9(a).

(d) The indemnification provided in this Section 9 is for the benefit of the Indemnitees and shall not be deemed to create any right to indemnification for any other persons.

10. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Member, or (b) the entry of a decree of judicial dissolution under the Act.

11. Capital Contributions. The Member will make capital contributions to the Company from time to time at the times and in the amounts determined by the Member.

12. Allocation of Profits and Losses. All of the Company’s profits and losses shall be allocated to the Member.

13. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Manager.

14. Assignments. The Member may assign in whole or in part its limited liability company interest.

15. New Members. New Members may be admitted to the Company on such terms as may be agreed to by the existing Member.

16. Liability of Member. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

17. Amendments. This Agreement may be amended with the written approval of the Member.

18. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Colorado, all rights and remedies being governed by said law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Member has executed this Agreement as of the date first above written.

MEMBER:

TGS GLOBAL, LLC

By:	/s/ Eric Speidell
Name:	Eric Speidell
Its:	Co-CEO

By:	/s/ Kyle Speidell
Name:	Kyle Speidell
Its:	Co-CEO

[Signature Page to the Amended and Restated Operating Agreement of High Rise Media, LLC]